UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2008

INTERACTIVE BROKERS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33440	30-0390693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Pickwick Plaza, Greenwich, CT 06830

(Address of Principal Executive Offices) (Zip Code)

(203) 618-5800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2008, the board of directors (the “Board”) of Interactive Brokers Group, Inc. (the “Company”) elected Hans R. Stoll and Ivers W. Riley as new directors of the Company.

There is no arrangement or understanding between Dr. Stoll or Mr. Riley and any other persons pursuant to which Dr. Stoll and Mr. Riley were elected as directors of the Company.

The Board has appointed Dr. Stoll and Mr. Riley to the Audit Committee of the Board. In connection with this appointment, Earl Nemser, vice chairman and a director of the Company, will no longer serve as a member of the Audit Committee and, as a result, the Audit Committee will be comprised of the following three independent directors: Lawrence Harris (chairman), Hans Stoll and Ivers Riley.

There are no transactions in which Dr. Stoll and Mr. Riley have an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s policies regarding compensation of non-employee directors, Dr. Stoll and Mr. Riley will initially be compensated with an annual retainer of $100,000 and a grant of restricted shares of the Company’s common stock (valued at $75,000 based on the fair market price of the common stock on the date of grant), subject to straight-line vesting over a five year period. The grant of restricted stock will be issued on December 31, 2008. In the event Dr. Stoll and Mr. Riley are elected chairman of one or more committees of the Board, they will be compensated with an additional annual retainer of $25,000 per committee. All members of the Board receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees thereof.

Dr. Stoll and Mr. Riley are independent directors within the meaning of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers and Item 407(a)(1) of Regulation S-K. As a result of Dr. Stoll’s and Mr. Riley’s election as directors of the Company, the Company has seven directors, three of whom meet the independence requirements of the NASDAQ Global Select Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2008

INTERACTIVE BROKERS GROUP, INC.

By:	/s/ Paul J. Brody
Name:	Paul J. Brody
Title:	Chief Financial Officer, Treasurer and Secretary

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